UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 18, 2010
Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

19100 Ridgewood Parkway
San Antonio, Texas	78259-1828
(Address of principal executive offices)	(Zip Code)
(210) 626-6000
(Registrant’s telephone number,
including area code)
Not Applicable
(Former name or former address, if
changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On October 18, 2010, Tesoro Panama Company, S.A. (“TPSA”), a directly and wholly-owned subsidiary of Tesoro Corporation (the “Company”), entered into a uncommitted revolving credit agreement (the “Credit Agreement”) with BNP Paribas, as Administrative and Syndicating Agent for the Lenders, together with its successors in such capacity (the “Administrative Agent”) and BNP Paribas Securities Corp, as arranger. TPSA is an excluded and unrestricted subsidiary (as defined) from the Company’s Fourth Amended and Restated Credit Agreement and Tesoro’s outstanding Indentures. The Credit Agreement is “non-recourse” to the Company, meaning that only TPSA is liable to reimburse BNP Paribas for any borrowed amounts or interest thereon. Neither the Company nor any of its subsidiaries, other than the Borrower and its subsidiaries (subject to certain exceptions), are guarantors under the Credit Agreement. This summary of the material terms of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.
The Company formed TPSA to further utilize its pipeline and tank assets in Panama by enhancing strategic partnerships, developing economies of scale around freight and storage opportunities, expanding global commercial relationships and evaluating opportunities to source crude from alternative supply markets for trade or transportation.
The Credit Agreement will provide for (a) up to $260 million in an uncommitted, senior-secured revolving credit facility (“Facility A”) available for revolving loans, swing line loans, daylight overdraft loans and the issuance on an uncommitted basis of letters of credit (“LCs”) and (b) up to $150 million in an uncommitted, senior-secured facility (“Facility B”) available for Trade LCs and advances. Facilities A and B are each available on an uncommitted basis subject to the applicable facility maximum amount and collateral pool (at closing the Combined Facility Maximum Amount was $350 million) ($245 million for Facility A and $105 million for Facility B).
The Credit Agreement includes an accordion feature which permits TPSA to increase the facilities up to $700 million provided that the Facilities A and B maximum amounts do not exceed $550 million and $350 million, respectively.
Facility A will be used for advances in connection with the purchase, storage and sale of Product and for related hedging and working capital requirements related to the normal course of business. Facility B will be used to finance TPSA’s purchase of Product from suppliers through the issuance of LCs including escalation clauses and is available for advances in connection with the refinancing of Facility B LCs not refinanced under Facility A.
Under the Credit Agreement, each extension of credit will bear interest, at the following rates per annum:
(i)	If such extension of credit is a Revolving Loan, the Company may select between an Eurodollar Rate plus an applicable margin (currently 2.75%), or an Alternative Base Rate (currently 4.25%).

(ii)	If such extension of credit is a Letter of Credit, the applicable margin will be 1.75% for both facilities.

(iii)	If such extension of credit is a Daylight Overdraft Loan or Swing Line Loan, the Alternative Base Rate plus the Applicable Margin plus 0.50% per annum.
The Credit Agreement contains the following default financial covenants:
(i)	The leverage ratio must be less than or equal to 10:1.

(ii)	The Company must maintain a Minimum Adjusted Tangible Net Worth, based on the Combined Facility Maximum Amount (currently $35 million).

(iii)	The Company must maintain Minimum Adjusted Net Working Capital, based on the Combined Facility Maximum Amount (currently $35 million).

(iv)	The Company must maintain inventory levels below certain thresholds depending on the Combined Facility Maximum Amount (currently 3 million barrels).

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1	Uncommitted Revolving Credit Agreement dated as of October 18, 2010 among Tesoro Panama Company, S.A. as Borrower, certain lenders listed on the signature pages, as Lenders, and BNP Paribas, as Administrative Agent, Collateral Agent, Letter of Credit Issuer, Swing Line Lender and Daylight Overdraft Bank.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 22, 2010

TESORO CORPORATION
By:	/s/ G. SCOTT SPENDLOVE
G. Scott Spendlove
Senior Vice President, Chief Financial Officer and Treasurer

Index to Exhibits

Exhibit
Number	Description

10.1	Uncommitted Revolving Credit Agreement dated as of October 18, 2010 among Tesoro Panama Company, S.A. as Borrower, certain lenders listed on the signature pages, as Lenders, and BNP Paribas, as Administrative Agent, Collateral Agent, Letter of Credit Issuer, Swing Line Lender and Daylight Overdraft Bank.

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